Exhibit 99.1

Press Release
INTERACTIVE DATA REPORTS FIRST-QUARTER 2006 RESULTS
BEDFORD, Mass — April 27, 2006 - Interactive Data Corporation (NYSE: IDC) today reported its financial results for the first quarter ended March 31, 2006. First-quarter 2006 service revenue grew 2.7% to $143.4 million from $139.7 million in the first quarter of 2005. Net income for the first quarter of 2006 was $19.8 million, or $0.21 per diluted share, which includes $2.1 million of after-tax, stock-based compensation expense associated with the first-time adoption of Financial Accounting Standards Board Statement No. 123(R) (FAS 123R), compared with $23.7 million, or $0.25 per diluted share, in the same quarter last year.
“Interactive Data’s core businesses remained strong and performed in line with our plan for the first quarter of 2006,” stated Stuart Clark, Interactive Data’s president and chief executive officer. “Our growth was driven primarily by our FT Interactive Data business while ComStock, CMS BondEdge and eSignal achieved good underlying progress against their respective business plans. The first quarter of 2006 was also the first full quarter of ownership of the IS.Teledata business that we acquired in mid-December 2005 and integration activity is now underway. One of our top priorities with this German-based business has been to bring its accounting in line with US GAAP standards and this initiative resulted in the deferral of $1.6 million in first-quarter 2006 service revenue, which we expect to recognize later this year. We also completed our acquisition of the Quote.com business in early March, resulting in the inclusion of approximately 3 weeks of operating results for that operation. Based on our progress thus far and the opportunities in front of us, we remain on track to achieve our 2006 financial targets.”
Clark commented, “Our first-quarter service revenue growth of 2.7% over the same period last year was influenced by a number of factors including a strong performance from our FT Interactive Data business plus the contributions from our IS.Teledata and Quote.com acquisitions. Our growth, however, was muted by the fact that the first quarter of 2005 included the previously disclosed recognition of $8.1 million in ComStock-related service revenue that was reversed and deferred in the fourth quarter of 2004. The decline in our net income for the first quarter of 2006 largely reflects the inclusion of stock-based compensation expense, a higher effective tax rate, higher depreciation and amortization costs associated with our recent acquisitions, the profit impact associated with the deferred IS.Teledata service revenue and approximately $0.9 million in after-tax profit associated with the recognition of the $8.1 million in service revenue in the first quarter of 2005. Despite lower reported net income, we generated excellent cash flow from operations.”
“Operationally, our businesses executed well in the first quarter of 2006. Within our institutionally oriented businesses, renewal rates remained at approximately 95% for the first quarter. FT Interactive Data achieved an important milestone with its strategic alliance with Markit Group, announcing a new service in March 2006 to provide independent valuations of credit default swaps. Within Interactive Data’s institutional businesses, collaboration on product development and sales initiatives is also yielding some very positive results,” Clark noted.
Clark concluded, “During the first quarter of 2006, we spent $30.0 million to acquire the Quote.com assets, $2.7 million to increase our ownership of IS.Teledata to 99.6% from 95.1% at the end of 2005, and $5.6 million for stock repurchases. Even with these investments, we ended the first quarter with $165.7 million in cash, cash equivalents and marketable securities, and we remain debt free. We move forward with the financial strength, service offerings, customer relationships and talented team necessary to continue expanding our business around the world.”

Interactive Data Corporation Q106 Financial Results/2
Other First-Quarter and Recent Operating and Financial Highlights
2006 to 2005 Comparisons — Service Revenue and Total Costs and Expenses:
•	The following table highlights a number of items that may be considered when comparing Interactive Data’s first-quarter 2006 financial results with the same period one year ago.

	Q106 v. Q105	Q106 Notes	Q105 Notes

Service revenue	Q106 service revenue of $143.4 million, an increase of 2.7% from $139.7 million in Q105
•    Includes $8.7 million in service revenue from acquired businesses
•    Includes the negative impact of $2.2 million associated with foreign exchange
•    Includes the deferral of $1.6 million associated with IS.Teledata services that did not meet certain revenue recognition criteria
•    Includes $0.3 million in ComStock service revenue from services provided to Quote.com, which was subsequently acquired by Interactive Data.

•    Includes the previously disclosed recognition of $8.1 million in service revenue that was reversed and deferred from prior periods
•    Includes $0.9 million in ComStock service revenue from services provided to IS.Teledata and Quote.com, both of which were subsequently acquired by Interactive Data.

Total costs and expenses	Q106 total costs and expenses of $111.5 million, an increase of $8.0 million, or 7.8% from $103.5 million in Q105
•    Includes Includes $3.6 million in pre-tax, stock-compensation expense associated with FAS No.
123(R)
•    Includes Includes $11.1 million in total costs and expenses associated with acquired businesses
•    Includes the positive impact of $1.7 million associated with foreign exchange
• Includes the previously disclosed recognition of $6.7 million in direct SG&A costs that were reversed and deferred from prior periods
Institutional Services Segment:
•	FT Interactive Data’s first-quarter 2006 service revenue of $89.8 million grew 4.4% over the prior year’s first quarter (or an increase of 6.2% before the effects of foreign exchange). North American service revenue for the first quarter of 2006 increased 6.5% over the prior year’s first quarter primarily as a result of new evaluated services and related reference data sales closed in late 2005. First-quarter 2006 European service revenue declined by 2.2% (or increased 5.5% before the effects of foreign exchange) from the first quarter of last year. FT Interactive Data generated strong new sales in both the United States and Europe, and attracted robust client interest for its new credit default swap valuation service during the quarter. FT Interactive Data’s Asia-Pacific first-quarter 2006 service revenue declined 2.7% (or increased 1.2% before the effects of foreign exchange) compared with the prior year’s first quarter.

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•	ComStock generated first-quarter 2006 service revenue of $26.7 million, a decline of 3.8% over the same quarter last year (or a decline of 1.9% before the effects of foreign exchange). ComStock’s 2006 first-quarter service revenue includes $7.9 million from the IS.Teledata business, which was acquired in mid-December 2005. In addition, as detailed above, $1.6 million in service revenue associated with IS.Teledata services was deferred in the first quarter of 2006 although such amounts are expected to be recognized later this year. First-quarter 2005 service revenue included the previously disclosed recognition of $8.1 million that was reversed and deferred in the fourth quarter of 2004 as well as $0.9 million from providing real-time services to IS.Teledata and Quote.com (both IS.Teledata and Quote.com were subsequently acquired by Interactive Data and, accordingly, service revenue associated with these businesses is now classified as an intercompany transaction). During the first quarter of 2006, ComStock upgraded its data distribution network and won new business with a number of hedge fund clients who are using ComStock’s real-time market data to power their algorithmic trading applications.

•	CMS BondEdge’s service revenue for the first quarter of 2006 increased by 1.8% over last year’s first quarter to $8.1 million. CMS BondEdge’s first-quarter 2006 performance was highlighted by nine new client installations, additional purchases by existing customers and the launch of an enhanced evaluations service in Europe in collaboration with FT Interactive Data that takes advantage of CMS BondEdge’s analytical capabilities.
Active Trader Services Segment:
•	eSignal’s first-quarter 2006 service revenue of $18.9 million increased 5.3% over 2005’s first-quarter service revenue (or an increase of 5.7% before the effects of foreign exchange). The increase reflects the contribution of Quote.com, which was acquired in early March 2006, and growth in eSignal’s direct subscriber base, partially offset by the expected cancellation of a distribution relationship for FutureSource-related services in early 2005. The Quote.com business contributed $0.8 million in first-quarter 2006 service revenue. eSignal ended the first quarter of 2006 with approximately 61,200 direct subscription terminals, which includes approximately 13,900 direct subscription terminals for Quote.com-related services. In late March and early April 2006, eSignal launched new private-label services with partners such as the Chicago Board of Trade and America Online.
Acquisition of Quote.com:
•	On March 6, 2006, Interactive Data completed the acquisition of the assets of Quote.com and certain other related assets from Lycos, Inc. for $30.0 million in cash. The acquisition included the subscription-based QCharts™ and LiveCharts™ services that provide real-time streaming data and decision support tools that help active traders formulate investment strategies, as well as Quote.com, a financial news and analysis website, and RagingBull™, an online investment community and message board site.
Capital Expenditures:
•	Approximately $1.9 million, or 30%, of the $6.5 million in first-quarter 2006 capital expenditures were associated with facility relocation activities.
Cash Position and Stock Buyback Activities:
•	As of March 31, 2006, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $165.7 million. Interactive Data repurchased a total of 248,000 shares at an average price of $22.66 per share during the first quarter of 2006. Entering the second quarter of 2006, 200,000 shares of common stock remained available for repurchase under the Company’s current stock buyback program.

Interactive Data Corporation Q106 Financial Results/4
Outlook
We anticipate that market conditions will remain unchanged to those experienced during the first quarter of 2006. We believe that spending on market data and related services by customers in the financial services industry will be balanced by their continued focus on cost containment initiatives. As a result of both the organic expansion of our business and the impact of the previously announced IS.Teledata and Quote.com acquisitions, we currently expect that 2006 service revenue growth will be in the mid-teens. We expect that 2006 net income will decline slightly versus 2005 as a result of recording $8.0 million to $10.0 million of estimated after-tax, stock-based compensation expenses associated with the adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment.” The effective tax rate for 2006 is expected to be in the range of 38.0% to 39.5%. We anticipate that non-GAAP income from operations, which excludes the impact of Financial Accounting Standards Board Statement No. 123(R), will grow in the high single-digit to low double-digit range in 2006.
2006 capital expenditures are expected to be in the range of $40.0 million to $43.0 million. This includes capital expenditures of approximately $10.0 million to $12.0 million associated with the planned relocation of Interactive Data’s corporate headquarters in Bedford, Massachusetts and ComStock’s Harrison, New York facility during the year. Approximately 50% of the capital expenditures associated with these facility activities will be reimbursed by the landlords of these facilities during 2006.
Conference Call Information
Interactive Data Corporation’s management will conduct a conference call Thursday, April 27, at 11:00 a.m. Eastern Time to discuss the first-quarter 2006 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631; the related access code is 7524851. Investors and interested parties may also listen to the call and view related slides via a live web broadcast available through the Investor Relations section of the Company’s web site at www.interactivedata.com and through www.StreetEvents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from April 27 at 2:00 p.m. until Thursday, May 11, 2006 at 2:00 p.m., and can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 7524851. This press release and other financial and statistical information to be presented on the conference call will be accessible on the Investor Relations section of the Company’s web site at www.interactivedata.com. The web site is not incorporated by reference into this press release.
Non-GAAP Information
In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:
•	Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•	Management refers to organic growth, which excludes the contribution of businesses acquired or closed during the past 12 months, and the effects of foreign currency exchange rates because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to service revenue for our FT Interactive Data, ComStock, CMS BondEdge, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition,

Interactive Data Corporation Q106 Financial Results/5
since we have historically reported service revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•	Management includes information regarding total costs and expenses excluding total costs and expenses associated with businesses acquired or closed during the past 12 months, and the effects of foreign exchange, because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends.

•	Management refers to non-GAAP income from operations, which excludes the estimated impact of the adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment,” because our historical financial performance did not include this expense. As a result, we believe that continuing to offer such information about our financial performance provides consistency in our financial reporting.
The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.
Forward-looking and Cautionary Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, results of operations and cash flows or projections, including those appearing under the heading “Outlook,” those statements about expected market conditions, current expectations and our expected growth, and product and service developments, and potential alliances and acquisitions. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (iii) our ability to maintain relationships with our key suppliers and providers of financial market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost-containment pressures across the industries we serve; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete; (ix) our ability to develop new and enhanced service offerings and our ability to market and sell those new and enhanced offerings successfully to new and existing customers; (x) our ability to negotiate and enter into strategic alliances or acquisitions on favorable terms, if at all; (xi) our ability to derive the anticipated benefits from our strategic alliances or acquisitions in the desired time frame, if at all; (xii) potential regulatory investigations of us or our customers relating to our services; (xiii) the regulatory requirements applicable to our business, including our FT Interactive Data Corporation subsidiary, which is a registered investment adviser; (xiv) our ability to attract and retain key personnel; (xv) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and (xvi) other factors identified in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

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About Interactive Data Corporation
Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply time-sensitive pricing, evaluations, dividend, corporate action and reference data for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, FT Interactive Data, ComStock, CMS BondEdge and eSignal, Interactive Data has approximately 2,200 employees in offices located throughout North America, Europe, Asia and Australia, and is headquartered in Bedford, MA. Pearson plc (NYSE: PSO; LSE:PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 62 percent of the outstanding common stock of Interactive Data Corporation. For more information, please visit www.interactivedata.com.
The FT Interactive Data business includes FT Interactive Data Corporation, a Delaware corporation. The ComStock business includes ComStock, Inc., a New York corporation.

COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	John Coffey
Director of Investor Relations	Manager, Public Relations
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

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INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands except per share data)

	Three Months Ended
	March 31,
	2006	2005	Change

SERVICE REVENUE	$143,429	$139,652	2.7%

COSTS & EXPENSES
Cost of services*	49,269	41,828	17.8%
Selling, general & administrative*	50,785	51,663	-1.7%
Depreciation	5,285	4,559	15.9%
Amortization	6,197	5,444	13.8%

Total costs & expenses	111,536	103,494	7.8%

INCOME FROM OPERATIONS	31,893	36,158	-11.8%

Other income, net	1,193	1,014	17.7%

INCOME BEFORE INCOME TAXES	33,086	37,172	-11.0%
Income Tax expense	13,264	13,499	-1.7%

NET INCOME	$19,822	$23,673	-16.3%

NET INCOME PER SHARE
Basic	$0.21	$0.25	-16.0%
Diluted	$0.21	$0.25	-16.0%

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	93,458	93,238	0.2%
Diluted	95,910	96,106	-0.2%

	Three Months Ended
	March 31,
	2006	2005

* Includes stock-based compensation expense related to the adoption of FAS 123(R) of:
Cost of services	$1,387	$—
Selling, general & administative	2,178	—

Total	$3,565	$—

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INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2006	2005
	Unaudited
ASSETS

Current Assets:
Cash and cash equivalents	$132,782	$147,368
Marketable securities	32,870	25,019
Accounts receivable, net	90,439	84,553
Interest receivable	903	751
Prepaid expenses and other current assets	11,820	10,458
Deferred income taxes	1,711	1,509

Total current assets	270,525	269,658

Property and equipment, net	65,409	64,252
Goodwill	517,655	480,179
Other intangible assets, net	185,317	182,156
Other assets	689	675

Total Assets	$1,039,595	$996,920

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$15,758	$18,032
Payable to affiliates	112	892
Accrued liabilities	56,968	68,747
Income taxes payable	11,279	2,045
Deferred revenue	30,411	23,988

Total current liabilities	114,528	113,704

Deferred tax liabilities	36,891	23,864
Other liabilities	2,295	3,946

Total Liabilities	153,714	141,514

Stockholders’ Equity:
Preferred stock	—	—
Common stock	984	979
Additional paid-in capital	861,404	848,137
Treasury stock, at cost	(80,204)	(74,587)
Accumulated earnings	97,271	77,449
Accumulated other comprehensive income	6,426	3,428

Total Stockholders’ Equity	$885,881	$855,406

Total Liabilities and Stockholders’ Equity	$1,039,595	$996,920

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INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	(Unaudited)
	2006	2005

Cash flows provided by (used in) operating activities:

Net income	$19,822	$23,673
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	11,482	10,003
Tax benefit from exercise of stock options	—	1,221
Excess tax benefits from stock based compensation	(2,047)	—
Deferred income taxes	(776)	(649)
Amortization of discounts and premiums on marketable securities, net	53	618
Other non-cash items, net	4,662	251
Changes in operating assets and liabilities, net	(4,073)	(10,800)

NET CASH PROVIDED BY OPERATING ACTIVITIES	29,123	24,317

Cash flows used in investing activities:

Purchase of fixed assets	(6,485)	(2,794)
Acquisition of business	(32,851)	(112)
Purchase and sale of marketable securities	(7,904)	(115,067)

NET CASH USED IN INVESTING ACTIVITIES	(47,240)	(117,973)

Cash flows provided by (used in) financing activities:

Purchase of treasury stock	(5,617)	(8,289)
Proceeds from exercise of stock options and employee stock purchase plan	6,627	4,275
Excess tax benefits from stock based compensation	2,047	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	3,057	(4,014)

Effect of exchange rate on cash	474	(993)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(14,586)	(98,663)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	147,368	207,908

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$132,782	$109,245

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RECONCILIATION OF NON-GAAP MEASURES
Service Revenue Before Effects of Foreign Exchange, Acquisition-Related Service Revenue,
Intercompany Eliminations Resulting from Acquisitions, and the Recognition of Reversed and
Deferred Service Revenue
(In thousands)

	Three Months Ended
	March 31,
	2006	2005	Change
Service Revenue
Institutional Services
FT Interactive Data	$89,772	$86,028	4.4%
ComStock	26,678	27,734	-3.8%
CMS BondEdge	8,091	7,948	1.8%

Institutional Services Total	124,541	121,710	2.3%

Active Trader Services
eSignal	18,888	17,942	5.3%

Active Trader Services Total	18,888	17,942	5.3%

Total Service Revenue	143,429	139,652	2.7%

Effects of Foreign Exchange	2,202	—	—

Non-GAAP Service Revenue before Effects of Foreign Exchange	145,631	139,652	4.3%

Service Revenue — Quote.com	(805)	—	—

Service Revenue — IS.Teledata	(7,863)	—	—

Non-GAAP Service Revenue before Effects of Foreign Exchange and Acquisition-Related Service Revenue	$136,963	$139,652	-1.9%

Intercompany Eliminations Resulting from Acquisitions	(288)	(868)

Non-GAAP Service Revenue before Effects of Foreign Exchange, Acquisition-Related Service Revenue and Intercompany Eliminations Resulting from Acquisitions	$136,675	$138,784	-1.5%

Recognition of Service Revenue Reversed and and Deferred in the Fourth Quarter of 2004	—	(8,122)	—

Non-GAAP Service Revenue before Above Factors	$136,675	$130,662	4.6%

Interactive Data Corporation Q106 Financial Results/11
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
Total Costs and Expenses Before Effects of Stock-Based Compensation Expense,
Acquisition-related Total Costs and Expenses, Effects of Foreign Exchange,
and Recognition of Reversed and Deferred Costs and Expenses
(In thousands)

	Three Months Ended
	March 31,
	2006	2005	Change
Total Costs & Expenses	$111,536	$103,494	7.8%

Stock-based Compensation Expense	(3,565)	—	—

Total Costs & Expenses — Quote.com	(528)	—	—

Total Costs & Expenses — IS.Teledata	(10,573)	—	—

Effects of Foreign Exchange	1,733	—	—

Non-GAAP Total Costs & Expenses Before Acquisition-related Costs and Effective of Foreign Exchange	$98,602	$103,494	-4.7%

Recognition of Costs & Expenses Reversed and Deferred in the Fourth Quarter of 2004	—	(6,702)	—

Non-GAAP Total Costs & Expenses Before Above Factors	$98,602	$96,792	1.9%